Exhibit (h)(19)

FORM OF

AMENDMENT NO. 4

TO

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment No. 4 To Amended And Restated Transfer Agency And Services Agreement, dated as of                      (“Amendment No. 4”), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Domini Investment Trust (“Investment Company”), on its own behalf and on behalf of each Portfolio of the Investment Company listed on Schedule C of the Current Agreement (as defined below), each in its individual and separate capacity. Capitalized words used in this Amendment No. 4 but not defined in this Amendment No. 4 shall have the meaning ascribed to them in the Current Agreement.

Background

BNYM (under its former name, PFPC Inc.) and the Investment Company (under its former name, Domini Social Investment Trust) previously entered into the Amended And Restated Transfer Agency And Services Agreement, dated as of June 2, 2008 (“Original Agreement”), BNYM (under its former name, PNC Global Investment Servicing (U.S.) Inc.) and the Investment Company (under its former name, Domini Social Investment Trust) previously entered into amendments to the Original Agreement, dated as of May 1, 2009 and July 1, 2010, and BNYM and the Investment Company entered into Amendment No. 3 To Amended And Restated Transfer Agency And Services Agreement, dated as July 1, 2017 (collectively, the Original Agreement and designated amendments are referred to herein as the “Current Agreement”). The parties intend that the Current Agreement be amended as set forth in this Amendment No. 4.

Terms

NOW, THEREFORE, In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as set forth above and as follows:

1.	Modifications to Current Agreement. The Current Agreement is amended as follows:

(a)	A new Section 13, which reads in its entirety as set forth immediately below, is added to Schedule A:

13.        Unclaimed Property Services.

(A)    Subject to the further provisions of this Section 13 of Schedule A, BNYM shall implement measures on behalf of the Fund that are reasonably designed for the Fund to substantially comply with the Unclaimed Property Laws (defined below) with respect to Eligible Property (defined below). In connection with its performance of the foregoing services (“Unclaimed Property Services”), BNYM shall be entitled to implement procedures consistent with practices adopted by mutual funds and other mutual fund service providers, procedures it determines represent reasonable risk based on the reasoned analysis of legal counsel, procedures based on communications with the State (defined below) agencies enforcing and administering the Unclaimed Property Laws or the private audit firms that represent a State or State agency, the administrative practices of such State agencies and interpretations of the Unclaimed Property Laws by such State agencies and BNYM shall not be liable for reasonable conduct undertaken in accordance with any of the foregoing.

(B)    (i)    The Fund shall be the “holder” under all Unclaimed Property Laws, as that term or its equivalent is used and defined in the Unclaimed Property Laws, and BNYM acts solely as agent of the Fund in performing the Unclaimed Property Services.

    (ii)    The Fund hereby authorizes BNYM to sign reports, to sign letters, to communicate with government representatives, current and former shareholders and other appropriate third parties and otherwise to act in all manners on behalf of and in the name of the Fund and to utilize all tax identification numbers or other appropriate identifying numbers or data of a Fund (“Identification Data”) in the scope and manner BNYM reasonably determines to be appropriate to perform the Unclaimed Property Services, including for clarification utilizing the Identification Data associated with each specific portfolio of the Fund (including each class, series, tier or other subdivision of a portfolio, if any) for reporting purposes if such is determined to be appropriate based on an Unclaimed Property Law. The Fund agrees to execute and deliver to BNYM any documentation or instruments that may be requested by BNYM to evidence to third parties or otherwise the authorization of this subsection (ii).

    (iii)    Notwithstanding subsection (ii) above: the Fund is responsible for signing all abandoned property reports and other written instruments appropriate to BNYM’s performance of services under this Section 13 of Schedule A as agent of the Fund and BNYM shall not be obligated to sign any such reports or instruments on behalf of the Fund; and to the extent BNYM does sign a report or instrument it is for the purpose of facilitating its performance of services under this Section 13 of Schedule A and not a waiver of the Fund’s obligation hereunder or an assumption by BNYM of the Fund’s liability to any third party.

(C)        The Fund agrees, upon the reasonable request of BNYM, to:

(i)	execute and deliver to BNYM in a timely manner any reports, forms, documents and instruments reasonably determined by BNYM to be appropriate in connection with its performance the Unclaimed Property Services;

(ii)	respond in a timely manner to requests from BNYM for information and requests to review information or reports related to the Unclaimed Property Services; and

(iii)	Provide the Fund’s letterhead paper or electronic letterhead, as requested by BNYM, for use by BNYM in communications related to the Unclaimed Property Services.

(D)        BNYM shall have no liability for any fees, fines, penalties, interest, assessment or other payment obligation imposed by a State, or for any other Losses incurred, in connection with any of the following (“UPL Losses”):

(i)	With respect to property that is Eligible Property as of the Initial Commencement Date (defined below):

(aa)	The first abandoned property report filed by BNYM in each State on behalf of the Fund pursuant to this Section 13 of Schedule A or the escheatment related to any of such reports; or

(bb)

Property deemed or determined at any time to be abandoned, unclaimed, escheatable or otherwise subject to an action under an Unclaimed Property Law before the Initial Commencement Date but which was not handled in a manner compliant with the particular Unclaimed Property Law prior to the Initial Commencement Date;

(ii)	With respect to property that becomes Eligible Property after the Initial Commencement Date due to a Fund Conversion (defined below) or Account Conversion (defined below):

(aa)	The first abandoned property report filed by BNYM in each State on behalf of the Fund pursuant to this Section 13 of Schedule A following, as applicable, the Fund Conversion or the Account Conversion; or

(bb)	Property deemed or determined at any time to be abandoned, unclaimed, escheatable or otherwise subject to an action under an Unclaimed Property Law before the Conversion Commencement Date but which was not handled in a manner compliant with the particular Unclaimed Property Law prior to the Conversion Commencement Date;

(iii)	Any inaccuracy in, or absence of any data or information from, any records of a Fund provided to and used by BNYM in performing the Unclaimed Property Services, including without limitation absences of data due to the failure to record events relevant to the determination of dormancy periods under an Unclaimed Property Law, and any inaccuracy in, or absence of data or information from, records maintained by BNYM caused by any of the foregoing (a “UPL Data Inaccuracy”); or

(iv)	The failure of any party, in the past or in the future, to engage in conduct or to perform a function or service necessary for Fund compliance with an Unclaimed Property Law (“UPL Performance Failure”), other than a failure by BNYM to perform Unclaimed Property Services in accordance with this Section 13 of Schedule A after the Initial Commencement Date or Conversion Commencement Date, as applicable to the Fund or an account.

(E)       BNYM shall have no obligation or responsibility to search for or discover UPL Data Inaccuracies or UPL Performance Failures (“Non-Compliant Circumstances”).

(F)       In the event BNYM or the Fund receives notification from a State that a State requires the Fund to pay any amount of UPL Loss (“State Notification”), if the Fund requests that BNYM assist it in appealing the payment requirement with the issuing State and BNYM agrees to provide such assistance, BNYM will assist the Fund in appealing the payment obligation with the issuing State (“UPL Assistance”), but BNYM but shall have no liability for any course of conduct undertaken in connection with the UPL Assistance. For the avoidance of doubt: the Fund alone shall be exclusively liable for and directly responsible for paying all UPL Loss, including without limitation any fines, penalties, interest or other monetary or payment obligations or remediation requirements. Notwithstanding any other provision of the Agreement, the Fund shall indemnify, defend and hold harmless BNYM and its Affiliates for any Loss it or they may suffer or incur as a result of or in connection with any State Notification, UPL Assistance or Non-Compliant Circumstances. BNYM shall be entitled to compensation for any UPL Assistance or services provided to discover or remediate Non-Compliant Circumstances, at the rate set forth in the Fee Agreement, or if no applicable rate is set forth therein, at commercially reasonable rates, and to a reimbursement of all reasonable expenses incurred in connection with such services, or as the parties may otherwise agree.

(G)       The Fund agrees that upon any termination of the Agreement it will cause all property held in bank accounts maintained by BNYM for or on behalf of the Fund, and all property held in Fund shareholder accounts maintained by BNYM on a Fund’s behalf, to be transferred to the Fund or to a successor service provider and BNYM may condition completion of Conversion Actions on the completion of arrangements reasonably satisfactory to BNYM for such transfers.

(H)       For purposes of the Section 13 of Schedule A:

(i)	“Conversion Commencement Date” means the date after the Initial Commencement Date (a) that the Fund is converted to the BNYM System (if applicable) (“Fund Conversion”), or (b) that a Fund shareholder account is established in the BNYM System due to transfer or conversion to the BNYM System (“Account Conversion”).

(ii)	“Eligible Property” means property (a) owned by persons other than the Fund or BNYM and held in a bank account maintained by BNYM for or on behalf of or for the benefit of the Fund or such persons or in a Fund shareholder account in the BNYM System, and (b) subject to an Unclaimed Property Law.

(iii)	“Initial Commencement Date” means .

(iv)	“State” means, individually and collectively, each State and of the United States of America, the District of Columbia, Guam, Puerto Rico, the U.S. Virgin Islands and any territory or commonwealth of the United States of America with a formal local government substantially equivalent to a state government.

(v)	“Unclaimed Property Law” means a statute, and the rules, regulations and administrative interpretations related thereto, substantially similar to the Uniform Disposition of Unclaimed Property Act of 1954 or 1966, the Uniform Unclaimed Property Act of 1981 or 1995, the Revised Uniform Unclaimed Property Act (of 2016), or the then-current successor to any of the foregoing, as adopted by a State and in effect at a particular time relevant hereunder.

(b)        Exhibit B shall be deleted in its entirety and replaced with the Schedule B attached to Amendment No. 4 to Amended And Restated Transfer Agency Services Agreement, dated as of November         , 2017, among BNYM and the Funds.

2.        Remainder of Current Agreement. Except as explicitly amended by this Amendment No. 3, the terms and provisions of the Current Agreement are hereby ratified, declared and remain in full force and effect.

3.        Governing Law. The governing law of the Current Agreement shall be the governing law of this Amendment No. 3.

4.        Entire Agreement. This Amendment No. 3 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.        Facsimile Signatures; Counterparts. This Amendment No. 3 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 3 or of executed signature pages to this Amendment No. 3 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 3.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be executed by their duly authorized officers as of the day and year first written above.

Domini Investment Trust, on its own behalf and on behalf of each Portfolio listed on Schedule C, each in its separate and individual capacity By: Name: Title:	BNY Mellon Investment Servicing (US) Inc. By: Name: Title:

Schedule B

(                         [DATE])

Amendments

This Schedule B is Schedule B to the Amended And Restated Transfer Agency And Services Agreement, dated as of June 2, 2008, between BNY Mellon Investment Servicing (US) Inc. and Domini Investment Trust, on its own behalf and on behalf of each Portfolio of Domini Investment Trust listed on Schedule C.

Name	Date
Red Flag Services Amendment	5/1/2009
Amendment No. 2 To Amended and Restated Transfer Agency And Services Agreement	7/1/2010
Amendment No. 3 To Amended and Restated Transfer Agency And Services Agreement	7/1/2017
Amendment No. 4 To Amended and Restated Transfer Agency And Services Agreement